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                                                                   EXHIBIT 23.4



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation by reference in the Post-Effective Amendment
No. 1 on Form S-8 to Registration Statement on Form S-4 (Form S-4 No. 333-650251) pertaining to issuance of up to 35,820 shares of Premier Bancshares, Inc.'s common stock, in the Registration Statement (Form S-4 No. 333-650251) pertaining to issuance of up to 1,094,717 shares of its common stock and its related Prospectus of Premier Bancshares, Inc., in the Registration Statement (Form S-8 No. 333-29941) pertaining to the Premier Bancshares, Inc. Directors' Stock Option Plan and the Premier Bancshares, Inc. 1997 Stock Option Plan, in the Registration Statement (Form S-3 No. 333-49979) and related Prospectus of Premier Bancshares, Inc. and subsidiaries for the registration of 171,897 shares of its common stock, in the Registration Statement (Form S-8 No. 333-59475) pertaining to the Premier Bancshares, Inc. 1997 Stock Option Plan and the Premier Bancshares, Inc. Directors' Deferred Stock Unit Plan (formerly the Premier Bancshares, Inc. Directors' Stock Option Plan), in the Registration Statement (Form S-3 No. 333-60245) and related Prospectus of Premier Bancshares, Inc. for the registration of 1,000,000 shares of its common stock, and in the Registration Statement (Form S-8 No. 333-60249) pertaining to the Premier Bancshares, Inc. Employee Stock Purchase Plan of our report dated January 16, 1998 with respect to the supplemental consolidated financial statements of Premier Bancshares, Inc. and subsidiaries included in its Current Report on Form 8-K dated September 30, 1998, filed with the Securities and Exchange Commission.

                                       BRICKER & MELTON, P.A.

Duluth, Georgia
January 5, 1999